Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2008 relating to the 2007 and 2006 consolidated financial statements of L-1 Identity Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006) and the effectiveness of L-1 Identity Solutions, Inc.'s internal control over financial reporting as of December 31, 2007, appearing in the Annual Report on Form 10-K of L-1 Identity Solutions, Inc. for the year ended December 31, 2007.


/s/ Deloitte & Touche LLP
Stamford, Connecticut
April 3, 2008